Exhibit 99.2

Operator’s Opening Script:

Welcome to the Third Quarter 2018 American Realty Capital New York City REIT webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. The risk factors that could cause these differences are more fully discussed in our filings with the SEC.

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Good morning everyone, this is Mike Weil, CEO of AR Global. Welcome to our third quarter 2018 update for American Realty Capital New York City REIT, Inc.

I would like to highlight a few updates on the AR Global platform before going through NYCR’s
3rd quarter webinar materials.

AR Global manages three non-traded REITs and two publicly traded REITs. Two of our non-traded REITs, American Realty Capital New York City REIT and Healthcare Trust, Inc. remain focused on the deployment of available capital and portfolio growth, lease-up opportunities to create additional value, taking advantage of new financing opportunities, and ultimately the full cycle liquidity for shareholders. The remaining non-traded REIT, American Realty Capital Healthcare Trust III, sold all of its properties to Healthcare Trust, Inc. in December 2017, and is now finalizing its shareholder-approved plan of liquidation.

American Finance Trust is one of our publicly traded REITs having listed its shares on the Nasdaq on July 19, 2018. 75% of AFIN shares are now freely tradeable, with the final 25% of shares set to become tradeable no later than next month in January 2019. AFIN is positioned well as a public company, as it has a diversified U.S. portfolio of single-tenant and multi-tenant properties, with a high concentration of service-retail assets. At the end of the third quarter, the company has expanded to 616 properties with portfolio occupancy of 94% and average contractual rent growth of 1.4% per year. The weighted-average remaining lease term for the portfolio is 8.6 years.

Our other publicly traded REIT, Global Net lease, or GNL, for the third quarter saw its revenue increase 11% year-over-year to $72 million and third quarter AFFO increased from the second quarter to $40 million. During the quarter, GNL closed on the acquisition of four assets totaling $105 million. GNL continues to build out its high-quality acquisition pipeline, and expects to close on nearly $400 million of acquisitions by the end of 2018. The total acquisitions and identified pipeline have a weighted-average GAAP cap rate of 7.7%, and a weighted average remaining lease term of over 11 years. The addition of these properties supports GNL’s objective of owning long-term, net-leased assets at attractive cap rates with investment grade and creditworthy tenants. GNL successfully closed a $93 million common equity issuance in November 2018, and net proceeds will be used to finance the acquisition pipeline and for general corporate purposes. Robust institutional and retail demand show that GNL’s strategy is resonating with the public equity markets.

Healthcare Trust, Inc. has continued to grow its NOI in 2018, with YTD Q3 2018 NOI of $104 million, an 11% increase from YTD Q3 2017. Over 90% of HTI’s NOI is derived from two desirable segments, Medical Office Buildings and Senior Housing Operating Properties, which demonstrates the quality of the HTI portfolio. Additionally, HTI will continue to benefit from the senior housing operating expertise of John Rimbach and his management team.

New York City REIT’s major asset management initiative has been a comprehensive lease-up plan to increase occupancy levels. We are pleased to announce these efforts are working, with total portfolio occupancy now exceeding 90% as of Q3 2018. During the third quarter, leasing activity accelerated, with 21,500 square feet of new leases executed, as well as two lease renewals for a total of 22,500 square feet.

We will continue with the lease-up efforts and we look forward to providing ongoing updates in the coming months.

I’d like to thank you for taking the time to join us today, and now we will begin today’s presentation.

NYCR Webinar Script

Slide 2: Q3 2018 Highlights – (Zach Pomerantz)

I’d like to begin with some of the highlights from the third quarter 2018 based on our recently filed
10-Q.

New York City REIT (“NYCR”) has focused on its lease up initiatives across the portfolio with specific attention placed on three assets: 9 Times Square, 1140 Avenue of the Americas and 123 William Street. 9 Times Square is a 21-story, institutional-quality office building located in the heart of the Times Square submarket. 1140 Avenue of the Americas, a 22-story, Class-A office building with a prime location in the Bryant Park submarket. 123 William Street is an institutional-quality office property located in lower Manhattan. During the third quarter, New York City REIT continued its strong leasing momentum bringing portfolio occupancy above 90% at the end of Q3, and executing three new leases and two lease renewals scheduled to commence following the end of the quarter.

Subsequent to the acquisition of 9 Times Square in November 2014, we allowed leases to expire and terminate as part of a repositioning plan. As of September 30, 2018, we have continued to work diligently to lease the remaining vacant space at the property and have seen strong interest in space at the building. I’m pleased to report that in the third quarter, NYCR entered into one new lease with LW Hospitality Advisors for a total of 5,650 square feet, and one with Knotel for a total of 8,780 square feet. Had the new leases commenced in Q3 2018, they would have increased occupancy at 9 Times Square as of September 30, 2018 from 74.6% to 80.6%.

NYCR also executed a lease extension through 2028 at 123 William Street with Fundera for 9,584 square feet and with Field Street Capital at 1140 Avenue of the Americas for 12,940 square feet through January 2025.

Lastly, we entered into one new lease with Classroom, Inc. at 123 William Street totaling 7,090 square feet in Q3 2018. Had the lease commenced in Q3 2018, it would have increased occupancy at 123 William Street as of September 30th from 94.7% to 96.0%.

Slide 3: Key Initiatives – (Zach Pomerantz)

NYCR continues to focus on lease up of vacancy at 9 Times Square, 1140 Avenue of the Americas, and 123 William Street in 2018. We have made significant leasing progress, especially at the 9 Times Square property, and we expect this positive leasing momentum to continue through the remainder of the year.

NYCR’s net leverage remains low at 30% providing room for additional leverage and potential portfolio growth.

On October 17, 2018, the Company closed on a medical office building with an aggregate base purchase price of $15.9 million, excluding acquisition and related costs

Slide 4: New York City Market Trends – (Zach Pomerantz)

The New York City real estate market has strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values.

Demand drivers of the New York City office real estate remain strong, while employment and population numbers are at all-time highs and vacancy numbers are in-line with historical averages.

Slide 5: Portfolio Overview – (Zach Pomerantz)

Our portfolio of $756 million of real estate at cost consists of six properties. As of September 30, 2018, our occupancy stood at 90.3% with a weighted average remaining lease term of 6.2 years.

As you can see from the map on the right hand side, all of our assets are centralized in Manhattan as of September 30, 2018.

I’d now like to turn the call over to Katie Kurtz, Chief Financial Officer of NYCR.

Slide 6: Balance Sheet – (Katie Kurtz)

Thank you, Zach. Slide 6 provides a snapshot of our balance sheet at quarter end. Our total real estate at cost stood at $756million, which is comprised of the 6 properties we owned. As of September 30, 2018, our cash position stood at $64 million and we had three loans outstanding with a combined balance of $289 million (gross). The company’s net leverage is only 30%, with a weighted average effective interest rate of 4.51%.

Slide 7: Management Team – (Katie Kurtz)

Our management team and Board remain focused on driving earnings within the portfolio, and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value and preparing the company for an eventual liquidity event.

Slide 8: Supplemental Information – (Katie Kurtz)

On August 23, 2018, the Company’s board of directors unanimously reactivated the SRP for a period commencing August 25, 2018 and ending on September 24, 2018 (the “2018 Reactivation Period”). Prior to the end of the third quarter of 2018, the Company’s board of directors approved repurchase requests made during the 2018 Reactivation period as well as requests made in the period from January 1, 2018 until the suspension of the SRP on February 6, 2018 and the period commencing with the reactivation of the SRP on April 26, 2018 until the suspension of the SRP on June 15, 2018. The board of directors also approved a related amendment to the SRP, effective August 25, 2018, and a subsequent suspension of the SRP commencing immediately following the 2018 Reactivation Period which will remain in effect until the Company announces that it will resume paying regular cash distributions to its shareholders.

On October 9, 2018, the Company repurchased 145,627 shares of common stock for approximately $3.0 million, at a weighted-average price per share of $20.26 pursuant to the SRP.

On October 17, 2018, the Company closed on an acquisition of a medical office building with an aggregate base purchase price of $15.9 million, excluding acquisition related costs. The acquisition was funded by proceeds from issuance of mortgage debt in the amount of $10 million with the remainder funded with cash on hand.

On October 23, 2018, our board of directors approved an estimated net asset value per share of its common stock equal to $20.26 as of June 30, 2018, which was published on October 25, 2018. This was the second annual update of Estimated Per-Share NAV we have published. We intend to publish subsequent valuations of Estimated Per-Share NAV at least once annually at the discretion of our board of directors.

On November 16, 2018, the Company entered into the Second Amended and Restated Advisory Agreement with its external advisor, New York City Advisors, LLC, to reflect amendments to the Amended and Restated Advisory Agreement with the Advisor and a related amendment to the Company’s Property Management and Leasing Agreement with New York City Properties, LLC, an affiliate of the Advisor. The Advisory Agreement and the PMA Amendment were approved by a special committee of the Company’s board of directors.

Closing Comments

We thank you for joining us today. For account information, including balances and the status of submitted paperwork, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.